Exhibit 11.0
                              EQUINOX SYSTEMS INC.
                         COMPUTATION OF INCOME PER SHARE

                    (In thousands, except per share amounts)
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                                                                                 Three Months Ended March 31,
                                                                        -----------------------------------------------
                                                                                1997                       1996
                                                                        --------------------       --------------------
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Net income as reported................................................. $                735       $                674
                                                                        ====================       ====================

Weighted average common and common equivalent shares outstanding:

Common stock...........................................................                3,690                      3,836

Common stock equivalents - options.....................................                  209                        178
                                                                        --------------------       --------------------
Weighted average common and common equivalent shares
outstanding............................................................                3,899                      4,014
                                                                        ====================       ====================

Net income per share................................................... $               0.19       $               0.17
                                                                        ====================       ====================


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